Lumentum Holdings Inc.

Conflict Minerals Report

For the Year Ended December 31, 2015

Introduction

Lumentum Holdings Inc. (“Lumentum”, also referred to as "we", "our" and "us") (NASDAQ: LITE) is a market-leading manufacturer of innovative optical and photonic products enabling optical networking and commercial laser customers worldwide. Lumentum’s optical components and subsystems are part of virtually every type of telecom, enterprise, and data center network. Lumentum’s commercial lasers enable advanced manufacturing techniques and diverse applications including next-generation 3D sensing capabilities. Lumentum is headquartered in Milpitas, California with R&D, manufacturing, and sales offices worldwide. For more information, please refer to our Annual Report on Form 10-K for the fiscal year ended June 27, 2016 filed with the U.S. Securities and Exchange Commission (“SEC”).

On August 1, 2015, Lumentum Holdings Inc. became an independent publicly-traded company through the distribution by JDS Uniphase Corporation (“JDSU”) to its stockholders of 80.1% of Lumentum’s outstanding common stock (the “Separation”). JDSU was renamed Viavi Solutions Inc. (“Viavi”) at the time of the distribution. Lumentum was incorporated in Delaware as a wholly owned subsidiary of Viavi on February 10, 2015 and is comprised of the former communications and commercial optical products segment and WaveReady product lines of Viavi. Lumentum’s Registration Statement on Form 10 was declared effective by the SEC on July 16, 2015. Lumentum’s common stock began trading “regular-way” under the ticker “LITE” on the NASDAQ stock market on August 4, 2015.
This Report covers the communications and commercial optical products segment and WaveReady product line of Viavi and the same product segment and product line that were transferred to Lumentum at the Separation for the remainder of 2015. Third-party products that Lumentum sells but that it does not manufacture or contract to manufacture are outside the scope of this Report.
This Report relates to the process undertaken by Lumentum to exercise due diligence on the source and chain of custody of cassiterite, columbite-tantalite (coltan), gold, wolframite, and their derivatives, which are limited to tin, tantalum and tungsten (collectively, the “Conflict Minerals”) contained in Lumentum products that were manufactured, or contracted to be manufactured, during the calendar year 2015.

Executive Summary
Lumentum reviewed its entire affected supplier base to determine which suppliers were supplying Lumentum with parts or materials that were necessary to the functionality or production of the products we manufactured in calendar year 2015 and contained Conflict Minerals. We then contacted these suppliers, each of which provided us with a list of smelter or refiner names (collectively, “smelters”). We identified 306 unique smelter entities in Lumentum’s supply chain. Of these 306 smelters, 39 were identified as sourcing (or there was a reason to believe they may be sourcing) from the Democratic Republic of Congo (“DRC”) or surrounding countries (collectively, the “Covered Countries”). Lumentum’s due diligence review indicates that 37 of the 39 smelters were certified as conflict free in 2015. The remaining 2 smelters sourcing from the Covered Countries were subject to Lumentum’s risk mitigation process and did not require removal from Lumentum’s supply chain.

Design of Due Diligence
Lumentum designed its due diligence measures to conform to the Organisation for Economic Co-operation and Development (“OECD”) Due Diligence Guidance for Responsible Supply Chains of Minerals from Conflict-Affected and High-Risk Areas: Second Edition, including the related supplements on tantalum, tin, tungsten, and gold (collectively, the “OECD Guidance”). The OECD Guidance set forth five steps for supply due diligence. There is significant overlap between our RCOI efforts and our due diligence measures performed, both of which are described below.

Management Systems
Lumentum has established a management system for Conflict Minerals. This included the creation of a Conflict Minerals Team comprised of senior leaders from functional areas of Lumentum impacted by Conflict Minerals. This team was created to support supply chain due diligence and the implementation and monitoring of an effective Conflict Minerals program. We have a grievance mechanism through which our employees and suppliers can report a violation of our policies, and maintain an e-

mail address conflictminerals@lumentum.com for suppliers and employees to report violations, ask questions and voice concerns. We established a system of controls over our mineral supply chain, including the reasonable country of origin inquiry and due diligence procedures described below. All relevant conflict minerals data is kept in our internal database system.

Reasonable Country of Origin Inquiry
Lumentum conducted a reasonable country of origin inquiry (“RCOI”) that was designed to include all suppliers and original manufacturers that supplied parts or materials that contained Conflict Minerals and were necessary to the functionality or production of the products we manufactured in calendar year 2015. We retained a third-party consulting firm to assist with the RCOI and due diligence processes. As part of our RCOI, we contacted approximately 1,186 suppliers and original manufacturers. Each direct supplier was provided with Lumentum’s conflict minerals policy and asked to provide conflict minerals data in the Conflict Free Sourcing Initiative’s (“CFSI”) Conflict Minerals Reporting Template (“CMRT”). Non-responsive suppliers and suppliers with inadequate responses were contacted multiple times. These suppliers provided 30,766 unique smelter names for the facilities used to process Conflict Minerals. Lumentum reviewed the aggregated smelter list to remove duplicate entries and errors (including multiple variations in the spelling of a single smelter’s name and entities incorrectly listed as smelters). After this review, 306 smelters were identified as conflict minerals smelters consistent with the smelter definitions agreed upon by industry and the audit protocols published by the CFSI. After directly contacting all 306 smelters and performing a risk assessment regarding responses, 39 smelters either confirmed that they are sourcing Conflict Minerals from the Covered Countries, or there was reason to believe they source Conflict Minerals from the Covered Countries. This assessment was based on information directly from the smelters as well as other public information available at the time. In accordance with the SEC final rules for conflict minerals that are sourced from the Covered Countries, Lumentum is required to exercise due diligence on the conflict minerals’ source and chain of custody and to follow a nationally or internationally recognized due diligence framework.

Conflict Minerals Policy
Lumentum’s Conflict Minerals Policy is publicly available on our website at: https://www.lumentum.com/en/company/corporate-responsibility/partner-responsibility-ethics-and-labor.

Risk Assessment and Response
Lumentum’s risk assessment plan was designed to define, identify, mitigate, and manage risks. Should a risk arise, it would be reported to the designated member of senior management. As described above under Reasonable Country of Origin Inquiry, Lumentum identified the smelters in its supply chain and directly contacting all 306 smelters and performed a risk assessment regarding responses. 39 smelters either confirmed that they are sourcing Conflict Minerals from the Covered Countries, or there was reason to believe they source Conflict Minerals from the Covered Countries. This assessment was based on information directly from the smelters as well as other public information available at the time. Lumentum then compared this list to the list provided by the Conflict Free Smelter Program (“CFSP”) and for smelters that were not identified by the CFSP as conflict free, Lumentum conducted risk mitigation. Thesesmelters were also reviewed against publicly available information to determine if there was any reason to believe that they directly or indirectly finance or benefit armed groups in the Covered Countries.

Due Diligence Results

Smelters
Of the 39 smelters that either confirmed they source Conflict Minerals from Covered Countries or Lumentum has reason to believe source Conflict Minerals from the Covered Countries, 37 smelters were recognized as conflict free by the Conflict Free Smelter Program (“CFSP”) and listed on the CFSP’s website as conflict free certified at the end of 2015. Lumentum conducted risk mitigation on the remaining 2 smelters. Based on a review of publicly available sources, Lumentum has no reason to believe that either of these 2 smelters directly or indirectly financed or benefitted armed groups in the Covered Countries. A list of the identified smelters is listed on Annex A hereto.

Because Lumentum’s suppliers source from smelters that source from the Covered Countries and some of these smelters were not yet conflict free certified at the end of our 2015 due diligence process, Lumentum has be unable to reach a definitive conclusion regarding its products manufactured during calendar year 2015.

Steps to be Taken to Mitigate Risk
Lumentum is committed to continuous improvement in our due diligence process to further mitigate the risk that the necessary Conflict Minerals in our products could benefit armed groups in the Covered Countries. As part of our efforts to mitigate this risk, new or renewed supplier contracts require suppliers to provide information that will allow us to evaluate their conflict mineral status. Additionally, we are continuing to engage with and educate our suppliers to increase supplier response rates and improve the timeliness, accuracy and comprehensiveness of the supplier survey responses we receive. We are also continuing to work with our suppliers to encourage them to source from certified smelters when sourcing material from the Covered Countries.

Additional Risk Factors
The statements included in this Conflict Minerals Report are based on the RCOI process and due diligence performed in good faith by Lumentum. These statements are based on the information available at the time. A number of factors could introduce errors or otherwise affect our conflict free declaration. These factors include, but are not limited to: (i) gaps in supplier or smelter data, (ii) errors or omissions by suppliers or smelters, (iii) uncertainty or varied interpretations of the disclosure requirements described in the SEC final rules, (iv) all instances of conflict minerals necessary to the functionality or manufacturing of our products may not have been reported correctly by our suppliers, (v) many suppliers and smelters are unfamiliar with the diligence process and information required to be provided due to this new regulation, which could lead to inaccurate responses, (vi) timeliness of data received from our suppliers, (vii) information that is in the public domain may not be discovered despite having conducted a reasonable search, (viii) there may be errors in publicly available information, (ix) language barriers or errors in translation could lead to inaccurate information, (x) there could be oversights or errors in conflict free smelter audits, (xi) materials sourced from the Covered Countries could inaccurately be declared secondary materials, (xii) illegally tagged Conflict Minerals could be introduced into our supply chain without our knowledge or the knowledge of our suppliers, (xiii) difficulties obtaining information from companies that are no longer in business and (xiv) smuggling of Conflict Minerals outside the Covered Countries may make identification of their origin more difficult. This Specialized Disclosure Report on Form SD contains forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements include any plans or intentions to improve the number and quality of supplier and smelter response rates and steps we intend to take to mitigate risk in our supply chain. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected. In particular, Lumentum’s actions and the results of those actions may be affected by: (a) changes in global regulations related to the extraction of and disclosure obligations related to conflict minerals; (b) the ability of our direct suppliers and smelters to provide accurate information in response to our requests; (c) the availability of alternate sources of materials necessary to the functionality or production of our products on commercially reasonable terms or at all; (d) the ability of certified smelters to meet demand for raw materials; and (e) limits on our ability to unilaterally influence supplier behavior. These forward-looking statements are made as of the date hereof and the Lumentum assumes no obligation to update such statements.

Annex A

Smelters and Refineries

Below is a list of the smelters reported to Lumentum as likely in Lumentum’s supply chain as of December 31, 2015.

Gold        Advanced Chemical Company
Gold        Aida Chemical Industries Co., Ltd.
Gold        Aktyubinsk Copper Company TOO
Gold        Al Etihad Gold Refinery DMCC
Gold        Allgemeine Gold-und Silberscheideanstalt A.G.
Gold        Almalyk Mining and Metallurgical Complex (AMMC)
Gold        AngloGold Ashanti Córrego do Sítio Mineração
Gold        Argor-Heraeus SA
Gold        Asahi Pretec Corporation
Gold        Asahi Refining Canada Limited
Gold        Asahi Refining USA Inc.
Gold        Asaka Riken Co., Ltd.
Gold        Atasay Kuyumculuk Sanayi Ve Ticaret A.S.
Gold        Aurubis AG
Gold        Bangalore Refinery (P) Ltd.
Gold        Bangko Sentral ng Pilipinas (Central Bank of the Philippines)
Gold        Bauer Walser AG
Gold        Boliden AB
Gold        C. Hafner GmbH + Co. KG
Gold        Caridad
Gold        CCR Refinery - Glencore Canada Corporation
Gold        Cendres + Métaux SA
Gold        Chimet S.p.A.
Gold        Chugai Mining
Gold        Daejin Indus Co., Ltd.
Gold        Daye Non-Ferrous Metals Mining Ltd.
Gold        Do Sung Corporation
Gold        Doduco
Gold        Dowa
Gold        Eco-System Recycling Co., Ltd.
Gold        Elemetal Refining, LLC
Gold        Emirates Gold DMCC
Gold        Faggi Enrico S.p.A.
Gold        Fidelity Printers and Refiners Ltd.
Gold        Gansu Seemine Material Hi-Tech Co., Ltd.
Gold        Geib Refining Corporation
Gold        Guangdong Jinding Gold Limited
Gold        Guoda Safina High-Tech Environmental Refinery Co., Ltd.
Gold        Hangzhou Fuchunjiang Smelting Co., Ltd.
Gold        Heimerle + Meule GmbH
Gold        Heraeus Ltd. Hong Kong
Gold        Heraeus Precious Metals GmbH & Co. KG
Gold        Hunan Chenzhou Mining Group Co., Ltd.
Gold        Hwasung CJ Co., Ltd.
Gold        Inner Mongolia Qiankun Gold and Silver Refinery Share Company Limited
Gold        Ishifuku Metal Industry Co., Ltd.
Gold        Istanbul Gold Refinery
Gold        Japan Mint
Gold        Jiangxi Copper Company Limited
Gold        JSC Ekaterinburg Non-Ferrous Metal Processing Plant
Gold        JSC Uralelectromed
Gold        JX Nippon Mining & Metals Co., Ltd.
Gold        Kazakhmys Smelting LLC

Gold        Kazzinc
Gold        Kennecott Utah Copper LLC
Gold        KGHM Polska Miedź Spółka Akcyjna
Gold        Kojima Chemicals Co., Ltd.
Gold        Korea Metal Co., Ltd.
Gold        Korea Zinc Co. Ltd.
Gold        Kyrgyzaltyn JSC
Gold        L' azurde Company For Jewelry
Gold        Lingbao Gold Company Limited
Gold        Lingbao Jinyuan Tonghui Refinery Co., Ltd.
Gold        LS-NIKKO Copper Inc.
Gold        Luoyang Zijin Yinhui Gold Refinery Co., Ltd.
Gold        Materion
Gold        Matsuda Sangyo Co., Ltd.
Gold        METALÚRGICA MET-MEX PEÑOLES, S.A. DE C.V
Gold        Metalor Technologies (Hong Kong) Ltd.
Gold        Metalor Technologies (Singapore) Pte., Ltd.
Gold        Metalor Technologies (Suzhou) Ltd.
Gold        Metalor Technologies SA
Gold        Metalor USA Refining Corporation
Gold        Mitsubishi Materials Corporation
Gold        Mitsui Mining and Smelting Co., Ltd.
Gold        MMTC-PAMP India Pvt., Ltd.
Gold        Morris and Watson
Gold        Moscow Special Alloys Processing Plant
Gold        Nadir Metal Rafineri San. Ve Tic. A.Ş.
Gold        Navoi Mining and Metallurgical Combinat
Gold        Nihon Material Co., Ltd.
Gold        Ögussa Österreichische Gold- und Silber-Scheideanstalt GmbH
Gold        Ohura Precious Metal Industry Co., Ltd.
Gold        OJSC "The Gulidov Krasnoyarsk Non-Ferrous Metals Plant" (OJSC Krastvetmet)
Gold        OJSC Kolyma Refinery
Gold        OJSC Novosibirsk Refinery
Gold        PAMP SA
Gold        Penglai Penggang Gold Industry Co., Ltd.
Gold        Prioksky Plant of Non-Ferrous Metals
Gold        PT Aneka Tambang (Persero) Tbk
Gold        PX Précinox SA
Gold        Rand Refinery (Pty) Ltd.
Gold        Republic Metals Corporation
Gold        Royal Canadian Mint
Gold        Sabin Metal Corp.
Gold        Samduck Precious Metals
Gold        SAMWON Metals Corp.
Gold        SAXONIA Edelmetalle GmbH
Gold        Schone Edelmetaal B.V.
Gold        SEMPSA Joyería Platería SA
Gold        Shandong Tiancheng Biological Gold Industrial Co., Ltd.
Gold        Shandong Zhaojin Gold & Silver Refinery Co., Ltd.
Gold        Shenzhen Zhonghenglong Real Industry Co., Ltd.
Gold        Sichuan Tianze Precious Metals Co., Ltd.
Gold        Singway Technology Co., Ltd.
Gold        So Accurate Group, Inc.
Gold        SOE Shyolkovsky Factory of Secondary Precious Metals
Gold        Solar Applied Materials Technology Corp.
Gold        Sumitomo Metal Mining Co., Ltd.
Gold        Super Dragon Technology Co., Ltd.
Gold        T.C.A S.p.A
Gold        Tanaka Kikinzoku Kogyo K.K.

Gold        The Great Wall Gold and Silver Refinery of China
Gold        The Refinery of Shandong Gold Mining Co., Ltd.
Gold        Tokuriki Honten Co., Ltd.
Gold        Tongling Nonferrous Metals Group Co., Ltd.
Gold        Torecom
Gold        Umicore Brasil Ltda.
Gold        Umicore Precious Metals Thailand
Gold        Umicore SA Business Unit Precious Metals Refining
Gold        United Precious Metal Refining, Inc.
Gold        Valcambi SA
Gold        Western Australian Mint trading as The Perth Mint
Gold        Yamamoto Precious Metal Co., Ltd.
Gold        Yokohama Metal Co., Ltd.
Gold        Yunnan Copper Industry Co., Ltd.
Gold        Zhongkuang Gold Industry Co., Ltd.
Gold        Zhongyuan Gold Smelter of Zhongjin Gold Corporation
Gold        Zijin Mining Group Co., Ltd. Gold Refinery
Tantalum    Changsha South Tantalum Niobium Co., Ltd.
Tantalum    Conghua Tantalum and Niobium Smeltry
Tantalum    Duoluoshan
Tantalum    D Block Metals, LLC
Tantalum    Exotech Inc.
Tantalum    F&X Electro-Materials Ltd.
Tantalum    FIR Metals & Resource Ltd.
Tantalum    Global Advanced Metals Aizu
Tantalum    Global Advanced Metals Boyertown
Tantalum    Guangdong Zhiyuan New Material Co., Ltd.
Tantalum    Guizhou Zhenhua Xinyun Technology Ltd., Kaili branch
Tantalum    H.C. Starck Co., Ltd.
Tantalum    H.C. Starck GmbH Goslar
Tantalum    H.C. Starck GmbH Laufenburg
Tantalum    H.C. Starck Hermsdorf GmbH
Tantalum    H.C. Starck Inc.
Tantalum    H.C. Starck Ltd.
Tantalum    H.C. Starck Smelting GmbH & Co.KG
Tantalum    Hengyang King Xing Lifeng New Materials Co., Ltd.
Tantalum    Hi-Temp Specialty Metals, Inc.
Tantalum    Jiangxi Dinghai Tantalum & Niobium Co., Ltd.
Tantalum    JiuJiang JinXin Nonferrous Metals Co., Ltd.
Tantalum    Jiujiang Tanbre Co., Ltd.
Tantalum    Jiujiang Zhongao Tantalum & Niobium Co., Ltd.
Tantalum    KEMET Blue Metals
Tantalum    KEMET Blue Powder
Tantalum    King-Tan Tantalum Industry Ltd.
Tantalum    LSM Brasil S.A.
Tantalum    Metallurgical Products India Pvt., Ltd.
Tantalum    Mineração Taboca S.A.
Tantalum    Mitsui Mining & Smelting
Tantalum    Molycorp Silmet A.S.
Tantalum    Ningxia Orient Tantalum Industry Co., Ltd.
Tantalum    Plansee SE Liezen
Tantalum    Plansee SE Reutte
Tantalum    QuantumClean
Tantalum    Resind Indústria e Comércio Ltda.
Tantalum    RFH Tantalum Smeltry Co., Ltd.
Tantalum    Solikamsk Magnesium Works OAO
Tantalum    Taki Chemicals
Tantalum    Telex Metals
Tantalum    Tranzact, Inc.

Tantalum    Ulba Metallurgical Plant JSC
Tantalum    XinXing HaoRong Electronic Material Co., Ltd.
Tantalum    Yichun Jin Yang Rare Metal Co., Ltd.
Tantalum    Zhuzhou Cemented Carbide
Tin        Alpha
Tin        An Thai Minerals Company Limited
Tin        An Vinh Joint Stock Mineral Processing Company
Tin        Chenzhou Yunxiang Mining and Metallurgy Co., Ltd.
Tin        China Tin Group Co., Ltd.
Tin        CNMC (Guangxi) PGMA Co., Ltd.
Tin        Cooperativa Metalurgica de Rondônia Ltda.
Tin        CV Ayi Jaya
Tin        CV Gita Pesona
Tin        CV Serumpun Sebalai
Tin        CV United Smelting
Tin        CV Venus Inti Perkasa
Tin        Dowa

Tin	Electro-Mechanical Facility of the Cao Bang Minerals & Metallurgy Joint Stock Company
Tin        Elmet S.L.U (Metallo Group)
Tin        EM Vinto
Tin        Estanho de Rondônia S.A.
Tin        Feinhütte Halsbrücke GmbH
Tin        Fenix Metals
Tin        Gejiu Jinye Mineral Co., Ltd.
Tin        Gejiu Kai Meng Industry and Trade LLC
Tin        Gejiu Non-Ferrous Metal Processing Co., Ltd.
Tin        Gejiu Yunxin Nonferrous Electrolysis Co., Ltd.
Tin        Gejiu Zili Mining And Metallurgy Co., Ltd.
Tin        Huichang Jinshunda Tin Co., Ltd.
Tin        Jiangxi Ketai Advanced Material Co., Ltd.
Tin        Linwu Xianggui Ore Smelting Co., Ltd.
Tin        Magnu's Minerais Metais e Ligas Ltda.
Tin        Malaysia Smelting Corporation (MSC)
Tin        Melt Metais e Ligas S/A
Tin        Metallic Resources, Inc.
Tin        Metallo-Chimique N.V.
Tin        Mineração Taboca S.A.
Tin        Minsur
Tin        Mitsubishi Materials Corporation
Tin        Nankang Nanshan Tin Manufactory Co., Ltd.
Tin        Nghe Tinh Non-Ferrous Metals Joint Stock Company
Tin        O.M. Manufacturing Philippines, Inc.
Tin        O.M. Manufacturing (Thailand) Co., Ltd.
Tin        Operaciones Metalurgical S.A.
Tin        Phoenix Metal Ltd.
Tin        PT Alam Lestari Kencana
Tin        PT Aries Kencana Sejahtera
Tin        PT Artha Cipta Langgeng
Tin        PT ATD Makmur Mandiri Jaya
Tin        PT Babel Inti Perkasa
Tin        PT Bangka Prima Tin
Tin        PT Bangka Timah Utama Sejahtera
Tin        PT Bangka Tin Industry
Tin        PT Belitung Industri Sejahtera
Tin        PT BilliTin Makmur Lestari
Tin        PT Bukit Timah
Tin        PT Cipta Persada Mulia
Tin        PT DS Jaya Abadi
Tin        PT Eunindo Usaha Mandiri

Tin        PT Fang Di MulTindo
Tin        PT Inti Stania Prima
Tin        PT Justindo
Tin        PT Karimun Mining
Tin        PT Mitra Stania Prima
Tin        PT Panca Mega Persada
Tin        PT Pelat Timah Nusantara Tbk
Tin        PT Prima Timah Utama
Tin        PT Refined Bangka Tin
Tin        PT Sariwiguna Binasentosa
Tin        PT Stanindo Inti Perkasa
Tin        PT Sumber Jaya Indah
Tin        PT Timah (Persero) Tbk Kundur
Tin        PT Timah (Persero) Tbk Mentok
Tin        PT Tinindo Inter Nusa
Tin        PT Tirus Putra Mandiri
Tin        PT Tommy Utama
Tin        PT Wahana Perkit Jaya
Tin        Resind Indústria e Comércio Ltda.
Tin        Rui Da Hung
Tin        Soft Metais Ltda.
Tin        Super Ligas
Tin        Thaisarco
Tin        Tuyen Quang Non-Ferrous Metals Joint Stock Company
Tin        VQB Mineral and Trading Group JSC
Tin        White Solder Metalurgia e Mineração Ltda.
Tin        Xianghualing Tin Industry Co., Ltd.
Tin        Yunnan Chengfeng Non-ferrous Metals Co., Ltd.
Tin        Yunnan Tin Group (Holding) Company Limited
Tungsten    A.L.M.T. TUNGSTEN Corp.
Tungsten    Asia Tungsten Products Vietnam Ltd.
Tungsten    Chenzhou Diamond Tungsten Products Co., Ltd.
Tungsten    Chongyi Zhangyuan Tungsten Co., Ltd.
Tungsten    Dayu Jincheng Tungsten Industry Co., Ltd.
Tungsten    Dayu Weiliang Tungsten Co., Ltd.
Tungsten    Fujian Jinxin Tungsten Co., Ltd.
Tungsten    Ganxian Shirui New Material Co., Ltd.
Tungsten    Ganzhou Haichuang Tungsten Industry Co., Ltd.
Tungsten    Ganzhou Huaxing Tungsten Products Co., Ltd.
Tungsten    Ganzhou Jiangwu Ferrotungsten Co., Ltd.
Tungsten    Ganzhou Non-ferrous Metals Smelting Co., Ltd.
Tungsten    Ganzhou Seadragon W & Mo Co., Ltd.
Tungsten    Ganzhou Yatai Tungsten Co., Ltd.
Tungsten    Global Tungsten & Powders Corp.
Tungsten    Guangdong Xianglu Tungsten Co., Ltd.
Tungsten    H.C. Starck GmbH
Tungsten    H.C. Starck Smelting GmbH & Co.KG
Tungsten    Hunan Chenzhou Mining Group Co., Ltd.
Tungsten    Hunan Chuangda Vanadium Tungsten Co., Ltd. Wuji
Tungsten    Hunan Chuangda Vanadium Tungsten Co., Ltd. Yanglin
Tungsten    Hunan Chunchang Nonferrous Metals Co., Ltd.
Tungsten    Hydrometallurg, JSC
Tungsten    Japan New Metals Co., Ltd.
Tungsten    Jiangwu H.C. Starck Tungsten Products Co., Ltd.
Tungsten    Jiangxi Gan Bei Tungsten Co., Ltd.
Tungsten    Jiangxi Minmetals Gao'an Non-ferrous Metals Co., Ltd.
Tungsten    Jiangxi Tonggu Non-ferrous Metallurgical & Chemical Co., Ltd.
Tungsten    Jiangxi Xinsheng Tungsten Industry Co., Ltd.
Tungsten    Jiangxi Xiushui Xianggan Nonferrous Metals Co., Ltd.

Tungsten    Jiangxi Yaosheng Tungsten Co., Ltd.
Tungsten    Kennametal Fallon
Tungsten    Kennametal Huntsville
Tungsten    Luoyang Mudu Tungsten & Molybdenum Technology Co., Ltd
Tungsten    Malipo Haiyu Tungsten Co., Ltd.
Tungsten    Niagara Refining LLC
Tungsten    Nui Phao H.C. Starck Tungsten Chemicals Manufacturing LLC
Tungsten    Pobedit, JSC
Tungsten    Sanher Tungsten Vietnam Co., Ltd.
Tungsten    Tejing (Vietnam) Tungsten Co., Ltd.
Tungsten    Vietnam Youngsun Tungsten Industry Co., Ltd.
Tungsten    Wolfram Bergbau und Hütten AG
Tungsten    Xiamen Tungsten (H.C.) Co., Ltd.
Tungsten    Xiamen Tungsten Co., Ltd.
Tungsten    Xinhai Rendan Shaoguan Tungsten Co., Ltd.

39 of the smelters above declared to be sourcing or there was reason to believe they may be sourcing from the covered countries. Under the SEC Final Rule, the requirement is to identify whether or not a smelter is sourcing from the covered countries and there is no requirement to identify the specific covered country by the smelter. Given the limitation on the specificity of the smelters’ disclosures, the identified covered countries are The Democratic Republic of the Congo, Rwanda, Burundi, and Tanzania.